Putnam Dynamic Asset Allocation Growth Fund, March 31, 2016, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	23,019
Class B	639
Class C	2,484
Class M	329

72DD2 (000s omitted)

Class R	189
Class R5	120
Class R6	1,472
Class Y	5,608

73A1

Class A	0.250
Class B	0.115
Class C	0.161
Class M	0.170

73A2

Class R	0.180
Class R5	0.289
Class R6	0.308
Class Y	0.295

74U1 (000s omitted)

Class A	98,039
Class B	5,634
Class C	17,192
Class M	2,028

74U2 (000s omitted)

Class R	1,302
Class R5	276
Class R6	6,903
Class Y	22,847

74V1

Class A	14.62
Class B  	14.36
Class C   13.87
Class M	14.31

74V2

Class R   14.34
Class R5  14.76
Class R6  14.79
Class Y	14.75

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.